Exhibit (a)(27)

News Release

FOR IMMEDIATE RELEASE

Contacts:	Media Relations:	Tender Offer Information Agent:
	Sheri Woodruff	Innisfree M&A Incorporated
	610-893-9555 Office	888-750-5834 Toll-Free
609-933-9243 Mobile
swoodruff@te.com

TYCO ELECTRONICS EXTENDS TENDER OFFER FOR ADC

SCHAFFHAUSEN, Switzerland, Oct. 19, 2010 — Tyco Electronics (NYSE: TEL) announced today that it has extended the expiration of its tender offer to purchase all of the outstanding common shares of ADC (NASDAQ: ADCT), at a price of $12.75 per share in cash, to 5:00 p.m., New York City time on Monday, Nov. 15, 2010.  All other terms and conditions of the tender offer remain unchanged.

As of 5:00 p.m. on Oct. 18, 2010, approximately 86,482,478 common shares of ADC (including 4,860,216 common shares of ADC guaranteed to be delivered within the next three NASDAQ trading days) had been tendered and not withdrawn pursuant to the tender offer, representing approximately 89.13% of the outstanding common shares of ADC.

ABOUT TYCO ELECTRONICS

Tyco Electronics Ltd. is a leading global provider of engineered electronic components, network solutions, specialty products and subsea communication systems, with fiscal 2009 sales of US$10.3 billion to customers in more than 150 countries.  We design, manufacture and market products for customers in a broad array of industries including automotive; data communication systems and consumer electronics; telecommunications; aerospace, defense and marine; medical; energy; and lighting.  With approximately 7,000 engineers and worldwide manufacturing, sales and customer service capabilities, Tyco Electronics’ commitment is our customers’ advantage.  More information on Tyco Electronics can be found at http://www.te.com.

FORWARD-LOOKING STATEMENTS

This announcement contains certain forward-looking statements.  These statements are based on management’s current expectations and are subject to risk, uncertainty and changes in circumstances, which may cause actual results, performance, financial condition or achievements to differ materially from anticipated results, performance, financial condition or achievements.  All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate”, “believe”, “expect”, “estimate”, “plan” and similar expressions are generally intended to identify forward-looking statements.  Tyco Electronics has no intention and is under no obligation to update or alter (and expressly disclaims any such intention or obligation to do so) its forward-looking statements whether as a result of new information, future events or otherwise, except to the extent required by law.  Examples of factors that could cause actual results to differ materially from those described in the forward-looking statements include, among others, business, economic, competitive and regulatory risks, such as developments in the credit markets; conditions affecting demand for products, particularly in the automotive industry and the telecommunications, computer and consumer electronics industries; future goodwill impairment; competition and pricing pressure; fluctuations in foreign currency exchange rates and commodity prices; political, economic and military instability in countries in which Tyco Electronics operates; compliance with current and future environmental and other laws and regulations; the possible effects on Tyco Electronics of changes in tax laws, tax treaties and other legislations; the risk that the transaction may not be consummated; the risk that a regulatory approval that may be required for the transaction is not obtained or is obtained subject to conditions that are not anticipated; the risk that ADC will not be integrated successfully into Tyco Electronics; and the risk that revenue opportunities, cost savings and other anticipated synergies from the transaction may not be fully realized or may take longer to realize than expected.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This announcement is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell common stock of ADC.  The solicitation and offer to buy ADC common stock is being made pursuant to a tender offer statement on Schedule TO (including the offer to purchase, letter of transmittal and other related tender offer materials) filed by Tyco Electronics with the Securities and Exchange Commission (SEC) on July 26, 2010.  ADC also filed a solicitation/recommendation statement with respect to the tender offer on Schedule 14D-9 with the SEC on July 26, 2010.  These materials, as they may be amended from time to time, contain important information, including the terms and conditions of the offer and ADC’s Board of Directors recommendation of the tender offer, that should be read carefully before any decision is made with respect to the tender offer.  Investors and security holders may obtain a free copy of these materials and other documents filed by Tyco Electronics or ADC with the SEC at the website maintained by the SEC at www.sec.gov.  The offer to purchase and related materials may also be obtained for free by contacting the information agent for the offer, Innisfree M&A Incorporated, 501 Madison Avenue, New York, NY 10022, Tel: 212-750-5833.

Note: The toll-free number for Innisfree is 888-750-5834.

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